UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2018 (February 6, 2018)

INNOVIVA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 Sierra Point Parkway

Suite 500
Brisbane, California 94005

(650) 238-9600

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2018, Innoviva, Inc. (the “Company”) announced the appointment of Eric d’Esparbes as the Company’s interim Principal Executive Officer, effective February 6, 2018.  Mr. d’Esparbes will succeed Michael Aguiar who has resigned as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (the “Board”) effective as of February 6, 2018. Mr. Aguiar’s departure is not the result of any disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.  Mr. d’Esparbes will continue to serve as the Company’s Senior Vice President and Chief Financial Officer while acting as interim Principal Executive Officer. The Board plans to commence a search for a new Chief Executive Officer.

Under the terms of an agreement between the Company and Mr. d’Esparbes dated February 7, 2018 (the “Agreement”), in the event that Mr. d’Esparbes’ employment with the Company is terminated “without cause” (as defined in the Agreement), subject to signing a general release of claims, he will be entitled to receive (i) a lump sum payment equal to the sum of (a) 24 months’ of his base salary and (b) his current target bonus, (ii) plus (x) a pro-rata bonus (based on the number of full months of employment completed) for the year of termination, subject to the terms and conditions of the bonus program and (y) continuation of his health and welfare benefits for the shorter of 12 months, the expiration of his coverage under COBRA or the date when he obtains new employment offering comparable health insurance coverage.

The other terms of Mr. d’Esparbes’ employment with the Company remain unchanged from those previously disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2017 (the “Proxy”).  The prior business experience of Mr. d’Esparbes is included in the Proxy and such disclosure is incorporated herein by reference.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Mr. Aguiar’s separation from the Company was at the request of the Board and is treated as a termination “without cause” within the meaning of that certain offer letter, dated August 5, 2014, between the Company and Mr. Aguiar (which agreement has previously been filed with the SEC). The Company entered into a separation letter with Mr. Aguiar dated February 6, 2018 (the “CEO Separation Letter”), which, among other things, provides that, pursuant to Mr. Aguiar’s offer letter and in exchange for a mutual release of all claims, the Company will pay Mr. Aguiar a lump sum payment equal to 24 months of his base salary plus two times his current target bonus.   In addition, the Company agreed to (i) pay Mr. Aguiar $250,000 in lieu of his 2017 performance bonus that he would have been entitled to if he remained an employee of the Company through the payment date and (ii) accelerate the vesting of an aggregate of 164,045 shares of the Company’s common stock underlying restricted stock awards previously awarded to Mr. Aguiar, which would have vested on February 20, 2018 if he remained with the Company through such date.

The foregoing summary of the CEO Separation Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the CEO Separation Letter, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

On February 7, 2018, the Company also announced that Michael Faerm has resigned as Chief Business Officer of the Company, effective February 7, 2018.  Mr. Faerm’s separation from the Company was under circumstances that are considered a termination for reasons other than “Misconduct,” as defined in the Company’s 2009 Severance Plan, as amended (the “Severance Plan”) (which agreement has previously been filed with the SEC). Pursuant to the Severance Plan, provided Mr. Faerm executes a release of claims against the Company, the Company will (i) pay Mr. Faerm a lump sum payment equal to 12 months of his base salary plus one-twelfth of his current target bonus and (ii) continue his health and welfare benefits for the shorter of 12 months, the expiration of his coverage under COBRA or the date when he obtains new employment offering comparable health insurance coverage.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

10.1	Agreement between Innoviva, Inc. and Eric d’Esparbes dated as of February 7, 2018.

10.2	Separation Letter between Innoviva, Inc. and Michael Aguiar dated as of February 6, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVA, INC.

Date: February 7, 2018	By:	/s/ Eric d’Esparbes
Eric d’Esparbes
Interim Principal Executive Officer